UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 8, 2008
Federal National Mortgage Association

(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-50231	52-0883107

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3900 Wisconsin Avenue, NW, Washington, District of Columbia	20016

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 202-752-7000
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.
On May 8, 2008, Fannie Mae (formally known as the Federal National Mortgage Association) agreed to sell 94,300,000 shares of its common stock and 51,750,000 shares of 8.75% Non-Cumulative Mandatory Convertible Preferred Stock, Series 2008-1 (the “Series 2008-1 Preferred Stock”) in two separate offerings. The common stock was sold through a syndicate of underwriters led by Lehman Brothers Inc., J.P. Morgan Securities Inc., and Citigroup Global Markets Inc. The Series 2008-1 Preferred Stock was sold through a syndicate of underwriters led by J.P. Morgan Securities Inc., Lehman Brothers Inc. and Banc of America Securities LLC.
The initial public offering price for the common stock was $27.50 per share, with the aggregate total proceeds to Fannie Mae for the offering of common stock (after application of the underwriting discount of $0.6875 per share or $64,831,250 in total, and exclusive of the expenses of the offering and any advisory fees) being $2,528,418,750. The initial public offering price for the Series 2008-1 Preferred Stock was $50 per share, with the aggregate total proceeds to Fannie Mae for the offering of the Series 2008-1 Preferred Stock (after application of the underwriting discount of $1.25 per share or $64,687,500 in total, and exclusive of the expenses of the offering and any advisory fees) being $2,522,812,500.
Shares of Series 2008-1 Preferred Stock have no par value and have a stated value and liquidation preference of $50 per share. Holders of the Series 2008-1 Preferred Stock are entitled to receive non-cumulative quarterly cash dividends when, as and if declared by Fannie Mae’s Board of Directors or an authorized committee thereof, at an annual rate of 8.75%. The initial dividend, if declared, will be $1.6528 per share and will be payable on September 30, 2008. Thereafter, if declared, quarterly dividends will be $1.09375 per share for each complete quarterly dividend period. The dividend for the final dividend period prior to mandatory conversion (for the period from and including March 31, 2011 to but excluding May 13, 2011), if declared, will be $0.5104 per share. Shares of Series 2008-1 Preferred Stock rank on a parity with other shares of Fannie Mae’s outstanding preferred stock as to dividends and rights upon liquidation.
Each Share of the Series 2008-1 Preferred Stock will automatically convert on May 13, 2011, into between 1.5408 shares and 1.8182 shares of Fannie Mae common stock depending on the market price of the common stock at that time. At any time prior to May 13, 2011, at the election of the holder, each share of the Series 2008-1 Preferred Stock may be converted into 1.5408 shares of Fannie Mae common stock. In certain circumstances, the conversion rates for the Series 2008-1 Preferred Stock will be subject to anti-dilution adjustments.
The preceding summary of the terms of the Series 2008-1 Preferred Stock is qualified in its entirety by the Certificate of Designation of Terms of 8.75% Non-Cumulative Mandatory Convertible Preferred Stock, Series 2008-1, a copy of which is filed with this report as Exhibit 4.1 and incorporated herein by reference.
The issuance and sale of the common stock and the Series 2008-1 Preferred Stock each closed on May 14, 2008.
Pursuant to the Charter Act, the shares of common stock and Series 2008-1 Preferred Stock (and all shares of Fannie Mae preferred stock) are “exempted securities” within the meaning of the Securities Act of 1933, as amended, and other laws administered by the SEC, to the same extent as securities that are obligations of, or are guaranteed as to principal and interest by, the United States. As a result, Fannie Mae does not file registration statements with the SEC with respect to its offerings.

Item 9.01	Financial Statements and Exhibits.
The exhibit index filed herewith is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal National Mortgage Association
By:	/s/ Stephen M. Swad
	Name:	Stephen M. Swad
	Title:	Executive Vice President and Chief Financial Officer

Date: May 14, 2008

Exhibit Index

Exhibit No.	Description

4.1	Certificate of Designation of Terms of 8.75% Non-Cumulative Mandatory Convertible Preferred Stock, Series 2008-1